Exhibit 99.1

Wynn Resorts, Limited Announces Results Through the Early Delivery Time of Private Placement
Exchange Offer For 6⅝% First Mortgage Notes due 2014

LAS VEGAS, Nevada, April 9, 2010 — Wynn Resorts, Limited (NASDAQ: WYNN) announced today the results of a private placement exchange offer by Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. (the “issuers”), each a direct or indirect wholly owned subsidiary of Wynn Resorts, Limited, for the issuers’ outstanding 6⅝% First Mortgage Notes due 2014 (the “2014 Notes”) through 7:00 am New York City time on April 9, 2010 (the “Early Delivery Time”).  On or prior to the Early Delivery Time, valid tenders had been received with respect to approximately $380 million of the $1.7 billion aggregate principal amount of 2014 Notes outstanding.

Subject to the terms and conditions of the exchange offer, upon the acceptance of the 2014 Notes validly tendered for exchange prior to the Early Delivery Time, for each $1,000 aggregate principal amount of 2014 Notes tendered in the exchange offer, tendering holders of 2014 Notes will receive $1,000 aggregate principal amount of 7⅞% First Mortgage Notes due 2020 (the “2020 Notes”) of the issuers, plus $10 in cash.  The validly tendered 2014 Notes may not be withdrawn prior to the expiration date unless withdrawals are required by law.  The exchange offer will expire on April 23, 2010, unless extended by the issuers.  On or promptly following the expiration date, the issuers will deliver 2020 Notes to holders whose tenders were accepted by the issuers.

The 2020 Notes are being offered only to qualified institutional buyers and outside the United States in accordance with Rule 144A and Regulation S, respectively, under the Securities Act of 1933, as amended (the “Securities Act”).   This announcement shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any offer or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The 2020 Notes will not be registered under the Securities Act and they may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Forward-Looking Statements

This release contains forward-looking statements about Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp., including those related to the offering of 2020 Notes and whether or not Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. will consummate the offering.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by Wynn Resorts, Limited or the issuers.  The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the issuers’ dependence on existing management, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations.  Additional information concerning potential factors that could affect the issuers’ financial results is included in Wynn Las Vegas, LLC’s Annual Report on Form 10-K for the year ended December 31, 2009 and Wynn Las Vegas, LLC’s other periodic reports filed with the Securities and Exchange Commission.  Neither Wynn Resorts, Limited nor the issuers are under any obligation to (and expressly disclaim any such obligation to) update their forward-looking statements as a result of new information, future events or otherwise.

CONTACT: Wynn Resorts, Limited
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com
SOURCE: Wynn Resorts, Limited